Exhibit 10.42

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

CYTOKINETICS, INC.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and effective as of November 1, 2011 (the “Effective Date”), by and between Cytokinetics, Inc. (the “Company”) and David J. Morgans, Jr., Ph.D., an individual (“Consultant”).

WHEREAS, the Consultant was previously employed by the Company as Executive Vice President, Preclinical Research and Development, and the Company wishes to obtain services from Consultant from time to time regarding the Field of Interest (as defined below); and

WHEREAS, Consultant wishes to provide such services to the Company in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises set forth in this Agreement, and other good and valuable consideration, the exchange, receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1. Services.

1.1 The Company hereby retains Consultant as a consultant and advisor to the Company. Consultant’s consultation will involve the specialized field of preclinical and non-clinical drug discovery research and development and related business and corporate development activities (the “Field of Interest”) and requires the application of the unique, special and extraordinary skills and knowledge that Consultant possesses in the Field of Interest.

1.2 Consultant hereby agrees, at the request of the Company, to perform the services for the Company, and provide the deliverables, set forth on Exhibit A to this Agreement (the “Services”).

1.3 Consultant will provide the Services over the telephone or through written or electronic correspondence as requested by the Company, and will make himself available in person at the Company’s offices or other agreed locations for 8 days per month at mutually agreeable times.

1.4 Consultant hereby represents and warrants that he will perform the Services using at all times his best professional knowledge, ability, skill, judgment and efforts, in a workman-like manner, and in accordance with the highest standards of competence, diligence and performance.

1.5 The Company will provide Consultant with all information and equipment the Company and Consultant agree are reasonably required for Consultant to perform the Services in a workmanlike manner, including but not limited to making a laptop computer available to Consultant. Consultant may from time to time request such additional information, equipment or other supports from the Company as he reasonably believes necessary to perform the Services. In addition, Consultant will be given access to any company systems that he reasonably requires to perform the

Services including but not limited to voicemail, VPN access, access to any relevant files (electronic or paper), and access to relevant areas of the Company’s internal network. Upon the earlier of: (a) the Company’s request, or (b) the termination of this Agreement, Consultant will return to the Company any and all such equipment and all copies of any documents provided to the Consultant by or on behalf of the Company.

2. Expenses. The Company will reimburse Consultant’s reasonable, documented expenses incurred at the Company’s request in connection with the Services (including travel expenses, which will be reimbursed in accordance with the Company’s standard travel policy), subject to customary verification in a form reasonably acceptable to the Company. Written invoices for expenses and accompanying documentation must be submitted within thirty (30) days of the end of the month in which such expenses were incurred. The Company will pay correct invoices within thirty (30) days of receipt.

3. Compensation.

3.1 From the Effective Date through April 30, 2012, for services provided by Consultant under this Agreement, the Company will pay to Consultant a monthly retainer of rate of $15,520 as compensation for the 8 days of on-site consulting described in Section 1.3. Payment of the retainer will be paid monthly in advance on the first AP run of the month. In addition the Company will pay Consultant for additional Services at a rate of $242.50 per hour. These additional hours must be approved by Cytokinetics (which may be provided by e-mail) in advance and in no calendar month may Consultant charge the Company for more than $25,000 (inclusive of the retainer) without the further express written consent of Company (which may be provided by e-mail). Consultant shall provide the Company with a written invoice semi-monthly, which shall described the activities performed and the time spent by Consultant on such activities. Proper invoices shall be paid by Cytokinetics within (30) days of receipt. Time spent by the Consultant on travel is not compensable. Invoices will be sent to the attention of Accounts Payable.

3.2 During the term of this Agreement, as long as Consultant remains as an active Service Provider ( as such term is defined or interpreted in the Cytokinetics 1997 Stock Option Plan or 2004 Equity Incentive Plan, as the case may be) to Cytokinetics, with regard to those options for the purchase of Cytokinetics common stock that were granted to Consultant during his employment with Cytokinetics, such options shall continue to vest and Consultant shall have the right to exercise any vested options, subject to the applicable terms of the Cytokinetics 1997 Stock Option Plan or 2004 Equity Incentive Plan, as the case may be, and the applicable Stock Option Grant Agreement. Upon the termination of this Agreement, Consultant shall have three (3) months to exercise any remaining vested options, subject to the applicable terms of the Cytokinetics 1997 Stock Option Plan or 2004 Equity Incentive Plan, as the case may be.

3.3 The compensation paid under this Section 3 shall be the sole and full compensation provided to Consultant for his performance of the Services and all other obligations undertaken by Consultant hereunder.

4. Term and Termination. This Agreement will take effect as of the Effective Date and continue for an initial term expiring April 30, 2012. This Agreement may be extended with the written agreement of the parties hereto. Either party may terminate this Agreement at any time, with or without cause, upon sixty (60) days prior written notice to the other party. The obligations of Sections 4, 5, 6.2, 7, 8, 9, 11, 12 and 13 hereof will survive expiration or any termination of this

Agreement. Expiration or termination of this Agreement will not relieve either party of any liability or obligation which accrued hereunder prior to the effective date of such termination, nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either party’s right to obtain performance of any obligation.

5. Inventions.

5.1 Consultant will promptly disclose in writing to the Company’s President, or to any other persons designated by the Company, all “Company Inventions.” As used herein, “Company Inventions” means all improvements, inventions, designs, formulas, compounds, structures, works of authorship, trade secrets, technology, computer programs, ideas, processes, techniques, know-how, data and information, whether or not patentable or copyrightable, which Consultant, either alone or jointly, makes, discovers, conceives of and/or reduces to practice in the course of or as a result of performing Services, or through use of any Confidential Information (as defined below). Consultant will not disclose Company Inventions to any person outside the Company unless the Company so requests in writing.

5.2 All Company Inventions and all title, patents, patent rights, copyrights, mask work rights, trade secret rights and other intellectual property and rights anywhere in the world in connection therewith (collectively “Rights”) will be the Company’s sole and exclusive property. Consultant hereby assigns, and automatically will be deemed to have assigned, to the Company all Rights in and to all Company Inventions.

5.3 Consultant agrees to perform, during and after the term of this Agreement, all acts the Company reasonably deems necessary or desirable to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing its Rights in the Company Inventions and/or Consultant’s assignment with respect thereto in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance in legal proceedings. If for any reason whatsoever the Company is unable to secure Consultant’s signature on any document needed in connection with furthering the purposes of this Section 5.3, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact, to act for and in behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the purposes of this Section 5.3 with the same legal force and effect as if executed by Consultant.

5.4 Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Consultant will confirm any such waivers and consents as requested by the Company.

6. Third Party Agreements; Segregation of Services.

6.1 Subject to written waivers that the Company may provide upon request and which it will not unreasonably withhold, Consultant will not directly or indirectly, during the term of this

Agreement: (i) provide any services in the Excluded Field (as defined below) to any other business or commercial entity, (ii) provide any services for any company that is competitive with the Company, or (iii) participate in the formation of any business or commercial entity that is competitive with the Company. Consultant will list in Exhibit B attached hereto all other companies for which Consultant is providing services (“Outside Companies”) as of the Effective Date, and will promptly update such list as new engagements or employment arises during the term of this Agreement. As used herein, “Excluded Field” means activities (including, without limitation, pharmacology and clinical applications) relating to the discovery and/or development of drugs or drug candidates for diseases related to muscle dysfunction whose mechanism of action involves direct interaction with: (a) [***]; (b) [***]; (c) [***]; (d) [***]; (e) [***]; (f) [***]; (g) [***]; (h) [***]; or (i) any other current (as of the Effective Date) or future molecular target, pathological process or disease pathway that is the subject of a research or development program by or on behalf of Cytokinetics, provided that if Consultant is unable to commit to exclusivity with respect to any future molecular target, pathological process or disease pathway he will promptly inform the Company and the parties will agree upon an appropriate resolution (which may include Consultant’s recusal from discussions or services relating to such molecular target, pathological process or disease pathway).

6.2 Consultant will not perform the Services on time that is required to be devoted to any third party. Consultant will not use the funding, resources, materials, personnel or facilities of any third party to perform the Services without the Company’s prior written consent, and will not perform the Services in any manner that would give any third party rights or access to any products of the Services. Without limiting the generality of the foregoing, Consultant will: (i) segregate the Services from Consultant’s work performed for any third party so as to minimize any questions of disclosure of, or rights under, any intellectual property; (ii) immediately notify the Company in writing if at any time Consultant believes that such questions may result from his or her performance under this Agreement; and (iii) assist the Company in fairly resolving any questions in this regard which may arise. Consultant represents and warrants that he or she has disclosed and immediately will disclose to the Company any conflicts between this Agreement and any other agreements binding Consultant.

6.3 Consultant will not disclose to the Company any information that Consultant is obligated to keep secret pursuant to a confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on Consultant to the contrary.

***	Certain information on the page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6.4 During the term of this Agreement, [***] in the Excluded Field, and any invention, improvement, discovery, process, formula or method or other intellectual property relating to or useful in, the Excluded Field, whether or not patentable or copyrightable, and whether or not discovered or developed by Consultant.

7. Non-Solicitation. Consultant agrees that for a period of twelve (12) months immediately following the term of this Agreement, Consultant will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to leave their employment.

8. Confidentiality.

8.1 As used herein, “Confidential Information” means: (i) any information disclosed to Consultant by or on behalf of the Company, either directly or indirectly, in writing, graphically, electronically, orally or by inspection, including, without limitation, information comprising or relating to any: (a) compound, extract, media, vector, gene, protein, sequence, cell, cell line, formulation, sample or other composition, including, without limitation, any structural information or methods of synthesis relating to any of the foregoing; (b) assay, procedure, algorithm, software program, discovery, invention, model, formula, data, result, idea or technique; (c) trade secret, trade dress, copyright, patent or other intellectual property right or any registration or application therefore or materials relating thereto; or (d) research, development, purchasing, manufacturing, engineering, marketing, servicing, sales, financing, legal or other business or corporate financial activities and/or present or future products, design details or specifications, prices, plans, forecasts, suppliers, clients, customers, employees, consultants or investors; (ii) all information developed by or for Consultant pursuant to the Services, including, without limitation, all Company Inventions; (iii) any information which the Company has received from a third party which the Company is obligated to treat as confidential or proprietary; and (iv) the terms, existence and subject matter of this Agreement. Consultant acknowledges that the Company’s business is extremely competitive, dependent upon the maintenance of secrecy and any disclosure of any Confidential Information would result in serious harm to the Company.

8.2 Consultant will use the Confidential Information only as necessary for the Services, and will not use any Confidential Information in any way detrimental to the Company.

8.3 Consultant will:

(i) hold the Confidential Information and any information derived therefrom in strictest confidence and protect such Confidential Information (including, without limitation, taking at least that level of care Consultant employs with respect to his or her most sensitive confidential materials, but in any event a reasonable level of care);

***	Certain information on the page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) maintain all Confidential Information and any information derived therefrom wholly separate from information provided to Consultant by or belonging to any third party;

(iii) not take any Confidential Information or any information derived therefrom into the facilities of any third party;

(iv) not, directly or indirectly, disclose, transfer or otherwise make available any Confidential Information or any information derived therefrom to any third person; and

(v) not copy or reverse engineer any Confidential Information.

8.4 The term “Confidential Information” does not include any information that Consultant can show by competent, written proof:

(i) is or becomes generally known to the public through no improper action or inaction by Consultant;

(ii) was in Consultant’s possession or known to Consultant prior to receipt from the Company; or

(iii) was rightfully disclosed to Consultant by a third party without restriction on further disclosure.

Notwithstanding the foregoing, all Company Inventions will remain at all times Confidential Information.

8.5 Consultant may disclose any Confidential Information that is duly required to be disclosed by law, government regulation or court order. If such disclosure is required, Consultant will give the Company at least 30 days advance written notice, or such advance written notice as is reasonably practicable under the circumstances, to enable the Company to seek confidential treatment of such Confidential Information, whether by protective order or otherwise, and Consultant will cooperate fully with the Company in such efforts.

8.6 Consultant will notify the Company in writing immediately upon becoming aware of any unauthorized release or other breach of this Section 8.

8.7 Upon the earlier of expiration or termination of this Agreement, or upon the Company’s request, Consultant will promptly return to the Company all materials containing Confidential Information as well as data, records, reports, notes, compilations and other property, whether or not pertaining to Confidential Information, furnished by the Company to Consultant or produced by Consultant in connection with the Services rendered hereunder, together with all copies of any of the foregoing.

8.8 Consultant is not granted any rights under any of the Company’s patent rights, copyrights or other property rights, nor will this Agreement grant Consultant any rights in or to any Confidential Information, except for the purpose of providing Services to the Company.

9. Use of Name. Consultant’s name may appear on the Company’s website as a member of the Company’s scientific advisory board and in certain Company disclosure documents, including, without limitation: (i) those provided to investors, potential investors, advisors, partners and affiliates of the Company; and (ii) those required by securities laws and in other regulatory and administrative filings in the ordinary course of the Company’s business. Consultant will not use the Company’s name without the Company’s prior written consent.

10. No Conflict: Valid and Binding. Each party represents and warrants that neither the execution of this Agreement nor the performance of its obligations under this Agreement will result in a violation or breach of any other agreement by which such party is bound, and that this Agreement is valid and legally binding in accordance with its terms.

11. Compliance with Company Policies. Consultant agrees to fully comply with all of the Company’s then-current policies and procedures.

12. Anti-Harassment Policy. The Company is committed to providing a work environment free of discrimination and harassment, and discrimination or harassment of any kind is strictly prohibited. Contractor’s engaging in unlawful sexual harassment, other harassment or discrimination on any protected bases may result in the immediate termination of this Agreement.

13. Miscellaneous.

13.1 Notices. Any notice provided under this Agreement will be in writing and will be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by private express mail service (such as Federal Express), or (iii) 3 days after sending when sent by regular mail to the Company’s main business address or to Consultant’s address on file with the Company or to other such address as may have been designated by the Company or Consultant by notice to the other given as provided herein.

13.2 Construction. Each party acknowledges and agrees that, in reviewing and executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement and that this Agreement shall not be deemed to have been drafted by one party or the other.

13.3 Independent Contractor: Withholding. Consultant will at all times be an independent contractor, and as such will not have authority to bind the Company. Consultant will not enter into any agreements or incur any obligations on the Company’s behalf. Consultant will not act as an agent nor be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise. The Company will not withhold any amounts from Consultant’s compensation for payment of any federal, state, or local taxes, and Consultant has sole responsibility to pay such taxes, if any, and file such returns as will be required by applicable laws and regulations. To the extent required by laws and regulations of the State of California and the U.S. Government, the Company will report such compensation to the appropriate state and federal regulatory agencies. Consultant hereby indemnifies the Company against any obligation imposed on the Company to pay withholding taxes or similar items or resulting from a court’s or governmental entity’s determination that Consultant is not an independent contractor to the Company.

13.4 Assignment. Due to the personal nature of the Services to be rendered by Consultant, Consultant may not assign this Agreement and may not subcontract any of the Services. The Company may assign all rights and/or liabilities under this Agreement without Consultant’s consent. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties. Any purported assignment that does not comport with this Section will be null, void and of no effect.

13.5 Severability. If any provision of this Agreement is declared invalid, illegal or unenforceable by a court of competent jurisdiction, such provision will be severed and the remaining provisions will continue in full force and effect.

13.6 Remedies. The remedies provided hereunder are cumulative, and are not exclusive of other remedies available to either party in law or equity. Consultant hereby acknowledges and agrees that in the event of Consultant’s actual or threatened breach of this Agreement relating to confidentiality and/or intellectual property, including, without limitation, the actual or threatened disclosure of Confidential Information without the Company’s prior express written consent, the Company will suffer an irreparable and continuing injury such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that, in such event, and in addition to any other remedies that may be available in law, in equity or otherwise, the Company will be entitled to obtain injunctive relief against such breach or threatened breach of this Agreement without the necessity of proving actual damages or posting bond.

13.7 Governing Law; Dispute Resolution. This Agreement will be governed and construed in accordance with the laws of the State of California as applied to transactions taking place wholly within California between California residents. For any legal action arising from or related to this Agreement, the parties hereby irrevocably: (i) consent and submit to the personal jurisdiction of, and exclusive venue in, the state and federal courts located in San Francisco County, California; and (ii) waive any jurisdictional or venue objections to such courts, including, without limitation, forum non conveniens. The prevailing party in any action to enforce this Agreement will be entitled to costs and attorneys’ fees. No provision of this Agreement will be strictly construed against either party, irrespective of which party is deemed to have authored such provision.

13.8 Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the consulting services that Consultant will provide to the Company. For clarity, it is understood and agreed that the following agreements previously entered by the Company and the Consultant shall remain in full force and effect in accordance with their terms: the Stock Option Grant Agreements(s), the Arbitration Agreement (as to disputes relating to the Consultant’s prior employment with the Company), the Proprietary Information and Inventions Assignment Agreement, and the Separation Agreement and Release. This Agreement may only be amended in writing executed by an officer of the Company and Consultant.

13.9 Indemnification. Consultant will indemnify and hold the Company and its directors, officers, employees and agents harmless from and against any and all damages, costs, expenses, losses and other liabilities, including, without limitation, reasonable attorney’s fees and court costs, incurred in connection with any claim, action or proceeding arising in connection with Consultant’s negligence, intentional misconduct or breach of any obligation, representation or warranty hereunder.

13.10 Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

13.11 Waiver. Waiver or forbearance by either party or the failure by either party to claim a breach of any provision of this Agreement or exercise any right or remedy provided by this Agreement or applicable law will not be deemed to constitute a waiver with respect to any subsequent breach of any provision hereof, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

13.12 Further Actions. Consultant agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which will together be deemed to constitute one agreement

13.14 Return of Equipment and Materials. The Company may provide to Consultant equipment (e.g., a computer) and/or documents, in electronic or hard copy form, to facilitate the performance of the Services on behalf of the Company. Upon the earlier of: (a) the Company’s request, or (b) the termination of this Agreement, Consultant shall return to the Company any and all such equipment and all copies of any documents provided to the Consultant by or on behalf of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CYTOKINETICS, INC.		CONSULTANT

By:	/s/ Robert I. Blum	By:	/s/ David J. Morgans, Jr. Ph.D.
Print Name: Robert I. Blum		Print Name: David J. Morgans, Jr., Ph.D
Title: President & CEO
Date: 10/31/11		Date: 10/31/11

EXHIBIT A

SERVICES AND DELIVERABLES

[***]

***	Certain information on the page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]

***	Certain information on the page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

OUTSIDE COMPANIES

None